FOR IMMEDIATE RELEASE

Investor Contact
Enrique Mayor-Mora, Denny’s: 877-784-7167

Media Contact
Liz Brady, ICR: 646-277-1226

Denny’s Corporation Appoints Robert Rodriguez as Chief Operating Officer

Spartanburg, SC – August 26, 2010 – Denny’s Corporation (NASDAQ: DENN) today announced that Robert Rodriguez has been appointed to the position of Chief Operating Officer, effective no later than September 13, 2010.  Mr. Rodriguez brings deep leadership and restaurant operations experience. Since 2008 he served as President and Chief Operating Officer at Pick Up Stix, a multi-divisional franchise company in the Asian quick casual segment owned by Carlson Restaurants Worldwide.  Prior to 2008 he was President at Dunkin’ Donuts. In his new role, Mr. Rodriguez will be responsible for the leadership of Denny’s operations for all franchise and company units.

Debra Smithart-Oglesby, Interim Chief Executive Officer and Board Chair of Denny’s Corporation, stated, “We are confident the Denny’s team will truly benefit from Robert’s vast industry experience, from both an operations and executive leadership perspective.  His expertise in working with franchise concepts complements Denny’s long-term franchise driven growth strategy. Robert’s operational expertise will also contribute to our effort to enhance the Denny’s experience for all of our guests at our more than 1,500 locations.”

At Pick Up Stix, Mr. Rodriguez led the successful execution of a turnaround strategy that delivered improvements in the company’s operational efficiencies and transaction counts.  From 2004 to 2008 Mr. Rodriguez held positions at Dunkin’ Brands, including serving as President of Dunkin’ Donuts, where he was responsible for 5,700 units across the U.S. and over 1,500 franchisees.  In that role, he grew the new unit pipeline by over 2,000 stores, increased revenue, and led the creation efforts for a national advertising campaign as part of a new branding effort that focused on the ever-changing needs of the consumer.  During his time at Dunkin’ Brands, Mr. Rodriguez also served as Brand Officer for Togo’s.  Mr. Rodriguez previously held executive positions with Mrs. Field’s Famous Brands, Gloria Jean’s Gourmet Coffee, McDonald’s and PepsiCo.  He began his career at Taco Bell, owned by PepsiCo, Incorporated, where he held numerous operations positions.  Mr. Rodriguez received his MBA from Northwestern University and his B.S. at University of Redlands.

The Compensation and Incentives Committee of Denny's Board of Directors approved the following incentive awards to Robert Rodriguez: (i) 250,000 performance-based restricted stock units, to be granted on or about September 13, 2010, and (ii) a non-qualified stock option to purchase up to 100,000 shares of common stock, to be granted on October 1, 2010 (the first trading day of the calendar quarter following Mr. Rodriguez’s start date).

The performance-based restricted stock units represent the right to earn up to 250,000 shares of Denny's common stock, based on the closing price of the common stock exceeding specific price hurdles for 20 consecutive trading days, and subject to Mr. Rodriguez’s continued employment with Denny's.

The stock options will have an exercise price per share equal to the fair market value of the underlying shares as of the grant date. The options will vest in equal annual installments on each of the first three anniversaries of the grant date, subject to Mr. Rodriguez’s continued employment with Denny's. The stock options have a maximum term of ten (10) years.

The awards were negotiated and approved as an incentive to Mr. Rodriguez’s entering into employment with Denny's in accordance with NASDAQ Listing Rule 5635(c)(4).

About Denny’s
Denny’s is one of America’s largest full-service family restaurant chains, consisting of 1,328 franchised and licensed units and 228 company-owned units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

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